UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. ___)

                                BRT Realty Trust
                                (Name of Issuer)

            Shares of Beneficial Interest, Par Value $3.00 Per Share
                           (Title of Class Securities)

                                   055645 30 3
                                 (CUSIP Number)

                                   April 1998
            (Date of Event which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 055645 30 3         13G       Page 2 of 5 Pages



 ---------- -------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      HENRY MOSKOWITZ
 ---------- -------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |_|
                                                                    (B) |_|

                      NOT APPLICABLE
 ---------- -------------------------------------------------------------------
 3          SEC USE ONLY

 ---------- -------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION


            UNITED STATES
            --------------------------------------------------------------------
NUMBER OF      5        SOLE VOTING POWER


SHARES                     424,500
            -------------------------------------------------------------------
BENEFICIALLY   6        SHARED VOTING POWER


OWNED BY                   442,500
             ------------------------------------------------------------------
EACH           7        SOLE DISPOSITIVE POWER


REPORTING                   424,500
            -------------------------------------------------------------------
PERSON         8        SHARED DISPOSITIVE POWER


WITH                        442,500
 ------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              442,500
 ------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|



-------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


              6.2%
 ------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*


              IN
 ------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 055645 30 3         13G            Page 3 of 5 Pages


 ------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE ARGO CORPORATION
 ------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
                                                                       (b) |_|

              NOT APPLICABLE
 ------------------------------------------------------------------------------
 3        SEC USE ONLY

 ------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION


              NEW YORK
 ------------------------------------------------------------------------------
NUMBER OF      5        SOLE VOTING POWER


SHARES                      18,000
             ------------------------------------------------------------------
BENEFICIALLY   6        SHARED VOTING POWER


OWNED BY                    0
             ------------------------------------------------------------------
EACH           7        SOLE DISPOSITIVE POWER


REPORTING                   18,0000
             ------------------------------------------------------------------
PERSON         8        SHARED DISPOSITIVE POWER


WITH                        0
 ------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              18,000
 ------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|



 ------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


              0.3%
 ------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*


              CO
 ------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
  (a)       Name of Issuer
            BRT Realty Trust
  (b)       Address of Issuer's Principal Executive Offices
            60 Cutter Mill Road, Suite 303, Great Neck, N.Y. 11021


ITEM 2.
  (a)       Name of Persons Filing
            Henry Moskowitz
            The Argo Corporation
  (b)       Address of Principal Business Office or, if none, Residence
            Henry Moskowitz
                  50 West 17th Street, 7th Floor
                  New York, NY  10011
            The Argo Corporation
                  50 West 17th Street, 7th Floor
                  New York, NY  10011
  (c)       Citizenship
            Henry Moskowitz
                  United States
            The Argo Corporation
                  New York
  (d)       Title of Class of Securities
            Shares of Beneficial Interest, Par Value $3.00 Per Share
  (e)       CUSIP Number
            055645 30 3


ITEM 3.
            If this statement is filed pursuant to 13d-1(c), check this box |X|


 ITEM 4. OWNERSHIP
 (a) Amount Beneficially Owned See Item 9 of Cover Pages.
     Pursuant to ss.240.13d-4, Henry Moskowitz and The Argo Corporation owning shares (the "Reporting Persons") disclaim beneficial ownership of the securities of BRT Realty Trust (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.
 (b) Percent of Class
     See Item 11 of Cover Pages.
 (c) Number of shares as to which such person has:
      (i)  sole power to vote or to direct the vote
            See Item 5 of Cover Pages.
     (ii)  shared power to vote or to direct the vote
            See Item 6 of Cover Pages.
     (iii) sole power to dispose or to direct the disposition of See Item 7 of Cover Pages.
     (iv) shared power to dispose or to direct the disposition of See Item 8 of Cover Pages.
 ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of securities, check the following |_|.

 ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
           Not Applicable.

ITEM 10. CERTIFICATION
           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       June 9, 1999



                         /s/ Henry Moskowitz
                         Henry Moskowitz on behalf of himself and with Rose Moskowitz as joint tenants




                         THE ARGO CORPORATION
                         By:  /s/ Mark Moskowitz
                              Mark Moskowitz
                              President